Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
 The Herzfeld Caribbean Basin Fund, Inc.:

We consent to the use of our report with respect to The Herzfeld Caribbean Basin Fund, Inc. (the Fund) dated August 21, 2015 included herein and to the incorporation by reference in the Base Prospectus our report on the Fund dated August 20, 2014, which appears in the Registration Statement on Form N-2 (File. No. 333-202213).  We also consent to the reference to our firm under the heading “Experts” in the Prospectus Supplement and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP
Columbus, Ohio
 September 10, 2015